Exhibit 99
[LIBERTY CORPORATION LETTERHEAD]
     For further information:      Howard Schrott, 864-241-5400
FCC APPROVES MERGER OF LIBERTY CORPORATION WITH RAYCOM MEDIA
Greenville, SC (January 17, 2006) – The Liberty Corporation (NYSE:LC) today announced that the Federal Communications Commission has approved the proposed merger between Liberty and Raycom Media, Inc.
     Shareholders of Liberty approved the merger at a special meeting held in December. Although the merger is still contingent upon certain customary closing conditions, it is expected to be completed within 20 days.
     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).
     For further information about Liberty, visit the corporate website, http://www.libertycorp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of Liberty, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although Liberty has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: the failure to obtain Liberty shareholder approval of the merger or the failure to obtain regulatory approvals or satisfy the other conditions to the merger; the termination of the merger agreement prior to the closing; the merger may not close in the expected timeframe; changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for Liberty’s products; and adverse litigation results. Liberty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.
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FCC Approves Merger of Liberty Corporation with Raycom Media

January 17, 2006
Additional Information and Where to Find It
     In connection with the proposed merger, Liberty filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) on October 31, 2005, which was subsequently distributed to Liberty’s shareholders for purposes of the shareholder meeting that was held on December 6, 2005. INVESTORS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement and other documents filed by Liberty with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement and Liberty’s other filings with the SEC may also be obtained by directing a request to The Liberty Corporation, 135 South Main Street. Greenville, South Carolina 29601.
Participants in the Solicitation
     Liberty, Raycom and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Liberty’s shareholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Liberty’s shareholders under the rules of the SEC is set forth in the proxy statement filed by Liberty with the SEC on October 31, 2005.
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